EXHIBIT 4.18
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                          NOTE MODIFICATION AGREEMENT
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      THIS NOTE MODIFICATION AGREEMENT (this "Agreement") is entered into as of the 2nd day of October, 2000, by and between Amfac Property
Investment Corp., a Hawaii corporation ("Amfac") and NB Realty Holdings-VI, Inc., an Illinois corporation ("NB").


                             W I T N E S S E T H :

      WHEREAS, Amfac is the Maker under that certain Purchase Money Promissory Note Secured By Mortgage (the "Note"), dated as of September 30, 1998, in favor of Tobishima Pacific, Inc. ("Tobishima"), in the original principal amount of $9,600,000.00; and,

      WHEREAS, as of the date hereof, Tobishima sold the Note and assigned its interest therein together with all documents securing same
(collectively, the "Loan Documents"), to 900 Investment Management, L.P., a Delaware limited partnership, which immediately re-sold the Note to NB; and,

      WHEREAS, as of the date hereof, the remaining principal balance of the Note is $5,460,000, and the outstanding accrued interest thereon is $125,008.65; and,

      WHEREAS, in connection with certain other accommodations made or to be made by NB and its affiliated and related companies to Amfac and its affiliates, NB is willing to consider the restructure of the debt evidenced by the Note, and wishes to grant a short-term deferral of payments due under the Note pending the negotiation of such a restructuring.

      NOW THEREFORE, in consideration of the modifications to the Note set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, Amfac and NB agree the modify and amend the Note as follows:

      1. Installments of principal and interest on the outstanding principal balance otherwise payable prior to November 30, 2000, are hereby deferred until and shall be payable on November 30, 2000.

      2. Principal and interest under the Note shall hereafter be payable at 900 North Michigan Avenue, Chicago, Illinois 60611, or at such other location as Holder may designate to Maker in writing. The principal and interest shall be payable by wire transfer in immediately available funds in lawful money of the United States as follows:

                  Bank of America NT&SA
                  Chicago, Illinois
                  ABA 071000039
                  Acct. #7366801043
                  For the Account of: NB Realty Holdings-VI, Inc.
                  Notify: Ron D. Godsey

      3. In connection with the purchase of the Note, NB paid Tobishima the additional amount of $18,000 representing attorneys' fees that were payable to Tobishima by APIC. APIC agrees to reimburse NB for such advance and in addition reimburse NB for any attorneys fees paid by NB in connection with the purchase of the Note.




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      4.    Except as set forth in this Agreement, all the terms and
provisions of the Note shall continue in full force and effect. The Note, as amended hereby, shall from and after the date hereof inure to the benefit of Holder and its successors and assigns.

      5. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to as such terms in the Note. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Captions and headings are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.


      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.


                               AMFAC PROPERTY INVESTMENT CO.,
                               a Hawaii corporation


                               By:
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                               Its:
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                               NB REALTY HOLDINGS-VI, INC.,
                               an Illinois corporation,


                               By:
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                               Its:
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